Exhibit 99.1


           RONSON CORPORATION ANNOUNCES NEW AND REPLACEMENT FINANCING
              IMPROVING THE COMPANY'S LIQUIDITY AND WORKING CAPITAL

Somerset, N.J., June 3, 2008 - Ronson Corporation (NASDAQ Capital Market: RONC) (the "Company") today announced that on May 30, 2008, the Company entered into a new credit facility with a maximum availability of up to $7,760,000 with Wells Fargo Business Credit, an operating division of Wells Fargo Bank, National Association ("Wells Fargo"). The proceeds from Ronson's credit facility with Wells Fargo repaid prior credit facilities and loans, primarily with CIT Group/Commercial Services, Inc. ("CIT"), as well as with EPIC Aviation, LLC, Bank of the West, and Banc of America Leasing.

Ronson's new credit facility with Wells Fargo consists of a revolving line of credit of $4,000,000 and two term loans, in the amounts of $2,922,500 and $837,500, respectively. The credit facility is secured by substantially all of Ronson's assets, including, without limitation, its receivables, inventory, machinery and equipment, and its leasehold interest at the Trenton-Mercer Airport. The amount available to be borrowed as of May 30, 2008 under the revolving line of credit was approximately $2,290,000, based on the levels of accounts receivable and inventories of the Company's subsidiaries at that time.

After taking into account the amounts repaid to prior lenders, Ronson's new credit facility with Wells Fargo provided additional liquidity with net additional cash and/or loan availability to the Company of approximately $1,320,000. The new credit facility also improved the Company's working capital by approximately $2,000,000. The Company will recognize a nonrecurring charge in the second quarter of approximately $160,000 consisting of: (1) initial costs related to the prior loan agreements that had not yet been fully amortized, (2) early termination fees related to the prior CIT financing agreement, and (3) the small difference between the payoff amount to Banc of America Leasing and the book value of the liability.

Louis V. Aronson II, President & CEO of Ronson stated, "We are pleased that we have completed this new financing with Wells Fargo along with the significant increase in liquidity and working capital it provides."

Ronson Corporation's operations include its wholly-owned subsidiaries: (1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., both manufacturers and marketers of Ronson consumer products; and (2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.

This press release contains forward-looking statements that anticipate conditions and results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statements will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Unknown uncertainties exist with respect to the prices of petroleum and petroleum based products as well as the overall economic environment. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.




COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300